SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
    RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. )*


                      TOTAL ENTERTAINMENT RESTAURANT CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   89150E 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 --------------





--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ----------------------------
CUSIP 89150E  10  0                     13G           Page 2 of 8 Pages
-------------------------                           ----------------------------

================================================================================
      1          NAME OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         Stephen P. Hartnett
--------------------------------------------------------------------------------
      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                    (b) / /

--------------------------------------------------------------------------------
      3          SEC USE ONLY

--------------------------------------------------------------------------------
      4          CITIZENSHIP OR PLACE OR ORGANIZATION

                          United States of America
--------------------------------------------------------------------------------
  NUMBER OF              5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            1,487,280(1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                         6          SHARED VOTING POWER

                                         -0-
                ----------------------------------------------------------------
                         7          SOLE DISPOSITIVE POWER

                                         1,487,280(1)
                ----------------------------------------------------------------
                         8          SHARED DISPOSITIVE POWER

                                         -0-
--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON

                          1,487,280(1)
--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES                                         / /
--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          14.3%(2)
--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                          IN
================================================================================

--------
 1 Includes (i) 544,240 shares of Common Stock owned by United Strategic Trading II, Inc. ("United II") and (ii) 526,800 shares of Common Stock owned by Organized Capital II, Ltd. ("Original II"), for which entities Mr. Hartnett is a trading advisor. Mr. Hartnett is also the sole stockholder of the corporate general partner of Organized II. Mr. Hartnett disclaims beneficial ownership of the shares owned by United II and Organized II other than his proportionate equity interest in Organized II.

 2 Based on 10,415,000 total shares outstanding as of October 24, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

-------------------------                           ----------------------------
CUSIP 89150E  10  0                     13G           Page 3 of 8 Pages
-------------------------                           ----------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Organized Capital II, Ltd.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                    (b) / /

--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                         Texas
--------------------------------------------------------------------------------
  NUMBER OF             5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                               526,800
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                            -0-
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                            526,800
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         526,800
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES                                          / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         5.1%(1)
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON

                         PN
================================================================================

--------
 1 Based on 10,415,000 total shares outstanding as of October 24, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

-------------------------                           ----------------------------
CUSIP 89150E  10  0                     13G           Page 4 of 8 Pages
-------------------------                           ----------------------------

================================================================================
      1          NAME OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         United Strategic Trading II, Inc.
--------------------------------------------------------------------------------
      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                    (b) / /

--------------------------------------------------------------------------------
      3          SEC USE ONLY

--------------------------------------------------------------------------------
      4          CITIZENSHIP OR PLACE OR ORGANIZATION

                          Texas
--------------------------------------------------------------------------------
  NUMBER OF              5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                544,240
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                         6          SHARED VOTING POWER

                                             -0-
                ----------------------------------------------------------------
                         7          SOLE DISPOSITIVE POWER

                                             544,240
                ----------------------------------------------------------------
                         8          SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON

                          544,240
--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES                                         / /
--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          5.2%(1)
--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                          CO
================================================================================


--------
 1 Based on 10,415,000 total shares outstanding as of October 24, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

-------------------------                           ----------------------------
CUSIP 89150E  10  0                     13G           Page 5 of 8 Pages
-------------------------                           ----------------------------


ITEM 1(A).        NAME OF ISSUER:

                  TOTAL ENTERTAINMENT RESTAURANT CORP.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  300 Crescent Court
                  Building 300, Suite 850
                  Dallas, Texas  75201

ITEM 2(A).        NAME OF PERSONS FILING:

                  Stephen P. Hartnett
                  Organized Capital II, Ltd. ("Organized II")
                  United Strategic Trading II, Inc. ("United II")

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Each person's address is:
                  4504 Winewood Court
                  Colleyville, Texas 76034

ITEM 2(C).        CITIZENSHIP:

                  Stephen P. Hartnett is a United States citizen.
                  Organized II is a Texas limited partnership.
                  United II is a Texas corporation.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.01 par value per share (the "Common Stock")

ITEM 2(E).        CUSIP NUMBER:

                  89150E  10  0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                                     STEPHEN P.
                                     HARTNETT       ORGANIZED II     UNITED II
                                     --------       ------------     ---------

(a)  Amount beneficially owned:    1,487,280(1)       526,800        544,240

(b)  Percent of class:                  14.3%            5.1%           5.2%

--------
 1 Includes (i) 526,800 shares of Common Stock owned by Organized II and (ii) 544,240 shares of Common Stock owned by United II for which Mr. Hartnett is a trading advisor. Mr. Hartnett is the sole stockholder of the corporate general partner of Organized II. Mr. Hartnett disclaims beneficial ownership of the shares owned by Organized II and United II other than his proportionate equity interest in Organized II.

-------------------------                           ----------------------------
CUSIP 89150E  10  0                     13G           Page 6 of 8 Pages
-------------------------                           ----------------------------

                                     STEPHEN P.
                                     HARTNETT       ORGANIZED II     UNITED II
                                     --------       ------------     ---------

(c)   Number of shares as to
      which such person has:

(i)   Sole power to vote or to
      direct to vote:              1,487,280(1)       526,800        544,240

(ii)  Shared power to vote or to
      direct the vote:                   -0-              -0-            -0-

(iii) Sole power to dispose or
      to direct the disposition
      of:                          1,487,280(1)       526,800        544,240

(iv)  Shared power to dispose or
      to direct the disposition
      of:                                -0-              -0-            -0-


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

-------------------------                           ----------------------------
CUSIP 89150E  10  0                     13G           Page 7 of 8 Pages
-------------------------                           ----------------------------

                                    SIGNATURE




         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998


                                   /s/ Stephen P. Hartnett
                                   -----------------------------
                                   Stephen P. Hartnett


                                   ORGANIZED CAPITAL II, LTD.

                                   By: Energy Alchemy, Inc., the general partner


                                   BY: /s/ Paul R. Guernsey
                                       ------------------------
                                       Name:  Paul R. Guernsey
                                       Title: Vice President


                                   UNITED STRATEGIC TRADING. INC.




                                   BY: /s/ Julie B. Stephenson
                                       --------------------------
                                       Name:  Julie B. Stephenson
                                       Title: Secretary

-------------------------                           ----------------------------
CUSIP 89150E  10  0                     13G           Page 8 of 8 Pages
-------------------------                           ----------------------------


                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 12, 1998 (including amendments thereto) with respect to the Common Stock of Total Entertainment Restaurant Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  February 12, 1998


                                   /s/ Stephen P. Hartnett
                                   -----------------------------
                                   Stephen P. Hartnett


                                   ORGANIZED CAPITAL II, LTD.

                                   By: Energy Alchemy, Inc., the general partner


                                   BY: /s/ Paul R. Guernsey
                                       ------------------------
                                       Name:  Paul R. Guernsey
                                       Title: Vice President


                                   UNITED STRATEGIC TRADING. INC.




                                   BY: /s/ Julie B. Stephenson
                                       --------------------------
                                       Name:  Julie B. Stephenson
                                       Title: Secretary